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                                                                       Exhibit 5

                       [LETTERHEAD OF MLB APPEARS HERE]




                                               April 7, 1997


DocuCorp, Inc.
5910 North Central Expressway
Suite 800
Dallas, TX 75206


          Re:   DocuCorp, Inc.
                Registration Statement on Form S-4
                ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel to DocuCorp, Inc., a Delaware corporation (the "Company"), in connection with (i) the merger (the "Merger") of (a) FormMaker Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of the Company ("FormMaker Acquisition"), with and into FormMaker Software, Inc., a Georgia corporation ("FormMaker"), and (b) ISI Merger Corp., a Texas corporation and wholly-owned subsidiary of the Company ("ISI Merger"), with and into Image Sciences, Inc., a Texas corporation ("Image Sciences"), pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 15, 1997 among the Company, FormMaker Acquisition, ISI Merger, FormMaker and Image Sciences, and (ii) the preparation of the subject Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 4,450,179 shares ("Class A Shares") of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and 4,700,786 shares ("Class B Shares," and together with the Class A Shares, the "Shares") of the Company's Class B Common Stock, par value $0.01 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock").

          We understand that the issuance of the Shares pursuant to the Merger Agreement is contingent upon, among other things, the requisite approval of the Merger Agreement by the
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DocuCorp, Inc.
April 7, 1995
Page 2



respective stockholders of FormMaker and Image Sciences, the filing of Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Texas. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute books; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

          Our opinion set forth below is limited to the Delaware General Corporation Law.

          Based upon the foregoing, we are of the opinion that, when and to the extent (i) the Registration Statement has become effective under the Act, (ii) the stockholders of the Company have approved the Merger, (iii) the appropriate filings have been made concerning the Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Georgia, and (iv) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

          The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                      Very truly yours,